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                                                                     Exhibit 4.7

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE TRANSFERRED IN THE ABSENCE OF A REGISTRATION OR AN EXEMPTION THEREFROM.

THE SECURITIES ARE SUBJECT TO THE SUBORDINATION PROVISIONS SET FORTH IN SECTION 7 HEREIN, AND THE PROVISIONS OF SECTION 2 REGARDING THE REDUCTION OF PRINCIPAL


                              CFSL ACQUISITION CORP.


                                                                    May 17, 2002


                            4.47% Subordinated Note
                               Due June 30, 2007

No.: 1                                                          U.S. $15,000,000

      CFSL ACQUISITION CORP., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), for value received, hereby promise to pay to NOBS Capital Ventures, L.L.C., a Virginia limited liability company, or its registered assigns, on the 30th day of June, 2007, the principal amount of FIFTEEN MILLION DOLLARS ($15,000,000) and, subject to the provisions of Section 7 hereof, to pay interest on the unpaid principal amount hereof (computed on the basis of a 360-day year of twelve 30-day months) at the rate of 4.47% per annum in accordance with the provisions set forth below.

Interest Payment Dates:       June 30, 2002, September 30, 2002, December 31,
                              2002, and each March 31, June 30, September 30 and December 31 commencing March 31, 2003.

Record Dates:                 June 15, 2002, September 15, 2002, December 15,
                              2002, and each March 15, June 15, September 15 and
                              December 15 commencing March 31, 2003.


                              See Section 11 for certain definitions.

1.  Payment of Interest.

      Subject to the provisions of Section 7 hereof, the Company promises to pay interest on the unpaid principal amount hereof (computed on the basis of a 360 day year of twelve 30-day months) at the interest rate of 4.47% per annum (the "Stated Rate") commencing May ________, 2002. If the outstanding principal amount of the Note, together with accrued but unpaid interest thereon, is not paid in full on June 30, 2007 (the "Due Date"), then and in such event, the interest rate shall automatically and without the requirement of notice or demand of any kind be increased on and as of the Due Date to 10.0% per annum (the "Default Rate"), and from and after the Due Date, interest at the Default Rate shall accrue on the outstanding principal balance
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hereof and to the extent lawful on any accrued but unpaid interest payable hereunder (including post-petition interest in any proceeding under the Bankruptcy Code) until the entire outstanding principal balance hereof, together with accrued but unpaid interest thereon (whether at the Stated Rate or the Default Rate), is paid and satisfied in full.

      Subject to the provisions of Section 7 hereof, the Company shall pay interest quarterly on March 31, June 30, September 31 and December 31 of each year (each, an "Interest Payment Date"). Interest on this Note shall accrue from the later of (a) May _____, 2002 or (b) the most recent date to which interest has been paid, in each case to and including the day immediately preceding an Interest Payment Date.

2.  Reduction of Principal.

      The principal amount of this Note may be reduced by the Company pursuant to the provisions of Section 12.01(d) of the Purchase Agreement and any Holder of this Note shall be bound by the provisions of this Section 2 and Section 12.01(d) of the Purchase Agreement.

3. Method of Payment.

      On each Interest Payment Date, the Company shall pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date immediately preceding such Interest Payment Date. The Holder must surrender this Note to the Company to collect payments of principal. Payments of principal shall be made by wire transfer in immediately available funds to the Holder's account at a bank in the United States specified by such Holder and entered into the Register, or at the option of the Holder, at the time of surrender by such Holder of this Note, by check. Payments of interest shall be made by wire transfer as set forth above. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday.

4. Registrar of Holders.

      The Company shall keep at its principal office a register (the "Register") in which shall be entered the names, addresses and bank accounts of the registered holders of the Notes and particulars of the respective Notes held by them and of all transfers and exchanges of such Notes. References herein to the "Holder" of a Note shall mean the Person listed in the Register as the payee of such Note unless the payee shall have presented such Note to the Company for transfer and the transferee shall have been entered in the Register as a subsequent holder, in which case the term shall mean such subsequent holder. The ownership of the Notes shall be proven by the Register. For the purpose of paying principal and interest on the Notes, the Company shall be entitled to rely on the names, addresses and bank accounts in the Register and, notwithstanding anything to the contrary contained in this Note, no Event of Default shall occur under Section 9 hereof if payment of principal and interest is made to, and in accordance with, the names and addresses and other particulars contained in the Register.

 5. Transfer or Exchange.

     (a) Subject to Section 5(b) below, the Holder of this Note, or of any Note or Notes issued upon transfer or exchange of this Note or in substitution for this Note pursuant to the provisions of this Section 5, may, at its option, in person or by duly authorized attorney, surrender the same for transfer or exchange at the office of the Company and, within a reasonable time thereafter and without expense (other than transfer taxes, if any, the payment of which shall have been established to the satisfaction of the Company), receive in exchange therefor one or more duly executed printed or typewritten Notes, each in the principal amount of $1,000 or an integral multiple thereof (or in the case of any Note so surrendered that is in a principal amount less than $1,000, in an equal principal amount) dated as of the date to which interest has most recently been paid, and payable to such Person or Persons, all as may be designated by such Holder, for the same aggregate principal amount as the then unpaid principal amount of the Note or Notes so surrendered. Subject to Section 5(b), the Company covenants and agrees to take and cause to be taken all action reasonably necessary to effect such transfers and exchanges. The Company hereby designates as its office where the Register will be maintained and the Notes may be presented for transfer, redemption or exchange, its principal office, which shall be initially at CFSL Acquisition Corp., 51 West 52nd Street, 23rd Floor, New York, New York 10019.

     (b) Right of First Refusal.

            (i) In the event that the Holder (the "Proposed Transferor") proposes to sell or otherwise transfer all or a portion of this Note to any party other than a Permitted Transferee, pursuant to a bona fide offer from a third party (the "Proposed Transferee"), such Holder must first give the Company written notice (the "Company Notice") of the principal amount of the Note to be transferred, the price, terms and conditions of the proposed sale, including the identity of the Proposed Transferee, and a copy of any written proposal, term sheet, letter of intent or other agreement relating to the proposed sale.

            (ii) Within twenty (20) days after the receipt of the Company Notice, the Company or a Subsidiary of the Company designated by the Company may elect to purchase, at the price and on the terms specified in the company Notice, the entire principal amount of the Note proposed to be transferred by the Proposed Transferor, as described in the Company Notice. In the event the Company or a Subsidiary elects to purchase the entire principal amount of the Note proposed to be transferred, the closing of such purchase will take place on the later of five (5)days after the expiration of such twenty (20) day period.

            (iii) In the event that the Company fails to exercise this right of first refusal within the twenty (20) day period (the "Notice Period"), the Proposed Transferor will have sixty (60) days then after to sell the portion of the Note not elected to be purchased at the price and upon the terms and conditions no more favorable to the purchasers than specified in the Company Notice. Prior to completing such transfer, the Holder shall deliver to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, that such transfer does not require registration under the

      Securities Act. In the event the Proposed Transferor has not completed such sale within such sixty (60) day period, the Proposed Transferor may not thereafter complete such sale without first making an offer to the Company in the manner provided in this Section 5(b).

            (iv) Notwithstanding the foregoing, the Holder may pledge this Note as collateral security in connection with a bona fide borrowing transaction (and the lender or lenders in such transaction may foreclose upon this Note) without complying with the provisions of this Section 5(b), provided that the Holder delivers to the Company an opinion of counsel of the type set forth in the previous paragraph.

6. Covenants. So long as there exists an unsatisfied Obligation, the Company covenants and agrees as follows:

     (a) Payment of Note. The Company shall pay the principal of and interest on this Note on the dates and in the manner provided herein.

     (b) Financial Statements. The Company will deliver to each Holder holding at least 50% of the initial aggregate outstanding principal of the Notes:

            (i) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an audited (consolidated) balance sheet of the Company (or its parent corporation) and its Subsidiaries as of the end of such fiscal year and the related audited (consolidated) statements of income, stockholders' equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles ("GAAP"), and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company (or its parent corporation);

            (ii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three quarterly accounting periods in each fiscal year, a (consolidated) balance sheet of the Company (or its parent corporation) and its Subsidiaries as of the end of such fiscal quarter, and the related (consolidated) statements of income, stockholders' equity and cash flows for such fiscal quarter and for the fiscal year-to-date, in each case with comparative statements for the prior fiscal year period, and the projected budget, unaudited but prepared in accordance with GAAP consistently applied (other than year-end audit adjustments);

            (iii) with respect to the financial statements called for in Section 6(b)(ii) above, a certificate executed by the chief financial officer of the Company (or its parent corporation) certifying that such financials were prepared in accordance with GAAP consistently applied (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company (or its parent corporation) and its results of operation for the period specified, subject to normal year-end audit adjustments;

            (iv) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail; and

            (v) as early as practicable, but in any event at least no later than thirty (30) days prior to the start of each fiscal year, a business plan, consolidated capital and operating expense budgets, and income and loss projections for the Company (or its parent corporation) and its Subsidiaries in respect of such fiscal year, all itemized in reasonable detail.

      By acceptance hereof, each holder of this Note agrees to hold all of such information in strictest confidence, and to provide it only to its legal, financial and tax advisors who are bound by a duty of confidentiality to the Holder.

7.  Subordination.

      (a) All Junior Claims shall be and hereby are expressly made subordinate and junior in right of payment to all Senior Claims to the extent and in the manner provided in these subordination provisions and each holder of any such Junior Claim (or of any instrument evidencing the same) by acceptance thereof agrees to be bound by these subordination provisions.

      (b) These subordination provisions are made for the benefit of the holders of the Senior Claims and such holders are hereby made obligees and third-party beneficiaries hereunder with the same effect as if their names were written as such in these subordination provisions and any such holder or all of them may proceed to enforce such provisions. Each holder of any such Junior Claim (or any instrument evidencing the same) by acceptance thereof waives any and all notice of the creation or accrual of any such Senior Claim and notice of proof of reliance upon these subordination provisions by any holder of any Senior Claim and any such Senior Claim shall conclusively be deemed to have been created, contracted or incurred in reliance upon these subordination provisions and all dealings between the Company and the holders of any such Senior Claims so arising shall be deemed to have been consummated in reliance upon these subordination provisions.

      (c) Unless and until all Senior Claims shall first be Indefeasibly Paid,
(i) other than as provided in Section 2 hereof, no Junior Claim shall have any claim to the assets of the Company on a parity with or prior to the Senior Claims and no payment of any kind or character from any source may be made by or on behalf of the Company (whether directly or indirectly, by set-off, redemption, purchase or in any other manner) on account of any Junior Claim (it being understood that all Junior Claims shall be subordinate in right of payment and priority to all Senior Claims) and (ii) the Company shall not (whether directly or indirectly) provide or permit to be provided any security for the whole or any part, including any guarantee, letter of credit or similar credit support facility to support payment, of any Junior Claim; provided, however, that at any time prior to the occurrence of a Senior Default or Senior Event of Default, the Company may make, and the holders of Junior Claims may receive, scheduled interest payments on account of the Junior Claims in accordance with the terms of this Note.

      (d) Subordination in the Event of Insolvency. In the event of any
Proceeding:

            (i) All Senior Claims shall first be Indefeasibly Paid, or such payment shall have been provided for in a manner satisfactory to the holders of the Senior Claims, before any payment of any kind or character from any source may be made by or on behalf of the Company (whether directly or indirectly, by set-off, redemption, purchase or in any other manner) on account of any Junior Claim.

            (ii) Any such payment which would otherwise (but for these subordination provisions) be payable or deliverable in respect of any Junior Claim shall be paid or delivered directly to the holders of the Senior Claims (or to an institution selected by the court or other person making the payment or delivery or designated by any holder of any Senior Claim) for application in payment of the Senior Claims in accordance with the priorities then existing among such holders until all Senior Claims shall have been Indefeasibly Paid, or such payment shall have been provided for in a manner satisfactory to the holders of the Senior Claims.

            (iii) The holders of the Senior Claims shall be entitled, in connection with any Proceeding, at any creditors' meetings or otherwise in connection with any election of trustees, resolution, arrangement, plan of reorganization, compromise, settlement or extension, (A) to vote all claims of the holders of the Junior Claims in respect of such Junior Claims in connection with any Proceeding and (B) to direct, in their sole discretion, the holders of the Junior Claims to vote all their Junior Claims.

            (iv) In connection with any Proceeding, each holder of any Junior Claim (or any instrument evidencing the same) by acceptance thereof irrevocably authorizes the holders of the Senior Claims, or any of them, to demand, sue for, collect and receive all payments and distributions to the extent required in Section 7(d)(ii) above, to give acquittance therefor and to take such other actions as such holders of the Senior Claims may deem necessary or advisable for the enforcement of these subordination provisions. Each such holder of any Junior Claim by its acceptance thereof, further agrees duly and promptly to take such action as may be requested at any time or from time to time by the holders of the Senior Claims, to file appropriate proofs of claim in respect of such Junior Claims, and to execute and deliver such powers of attorney, assignments or proofs of claim or other instruments as may be requested by the holders of the Senior Claims, all as may be necessary or advisable to enable such holders of the Senior Claims to enforce any and all claims upon or in respect of the Junior Claims and to receive any and all payments or distributions to the extent required in Section 7(d)(ii) above.


      (e) Turnover of Improper Payments. If any payment or distribution of any character or any security, whether in cash, securities or other property shall be received by any holder of any Junior Claim in contravention of any of the terms hereof and before all the Senior Claims shall have been Indefeasibly Paid or such payment shall have been provided for in a manner satisfactory to the holders of the Senior Claims, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Claims at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Claims remaining unpaid, to the extent necessary to pay all such Senior Claims in full. In the event of the failure of any holder of any Junior Claim to endorse or assign any such payment, distribution or security, each holder of any Senior Claim is hereby irrevocably authorized to endorse or assign the same.

      (f) No Prejudice or Impairment.

            (i) The rights under these subordination provisions of the holders of any Senior Claims as against the holders of any Junior Claims shall, to the fullest extent permitted by applicable law, remain in full force and effect without regard to, and shall not be impaired or affected by:

                  (A) any act or failure to act on the part of the Company; or


                  (B) any extension or indulgence in respect of any payment or prepayment of any Senior Claim or any part thereof or in respect of any other amount payable to any holder of any Senior Claim; or

                  (C) any amendment, modification or waiver of, or addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Senior Claim, any Senior Document or any other agreement which may be made relating to any Senior Claim, or

                  (D) any exercise or non-exercise by the holder of any Senior
            Claim of any right, power, privilege or remedy under or in respect of such Senior Claim, the Senior Documents or these subordination provisions or any waiver of any such right, power, privilege or remedy or of any default in respect of such Senior Claim, the Senior Document or these subordination provisions, or any receipt by the holder of any Senior Claim of any security or guaranty, or any failure by such holder to perfect a security interest in, or any release by such holder of, any security or guaranty for the payment of such Senior Claim; or

                  (E) any merger or consolidation of the Company or any of its subsidiaries into or with any other person, or any sale, lease or transfer of any or all of the assets of the Company or any of its subsidiaries to any other person; or

                  (F) absence of any notice to, or knowledge by, any holder of any Junior Claim of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (A) through
            (E); or

                  (G) any other circumstance.

            (ii) Each holder of any Junior Claim, to the fullest extent permitted by applicable law, by its acceptance thereof, unconditionally waives (A) notice of any of the matters referred to in Section 7(f)(i) above, (B) all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of any holder of any Senior Claim against the Company, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under any Senior Claim or the Senior Documents, and notice of any failure on the part of the Company to perform and comply with any covenant, agreement, term or condition of the Senior Claims or the Senior Documents, (C) any right to the enforcement, assertion or exercise by any holder of any Senior Claims of any right, power, privilege or remedy conferred in such Senior Claims or the Senior Documents, or otherwise, (D) any requirement of diligence on the part of any holder of any of the Senior Claims, (E) any requirement on the part of any holder of any Senior Claim to mitigate damages resulting from any default under such Senior Claim or the Senior Documents, and (F) any notice of any sale, transfer or other disposition of any Senior Claims by any holder thereof.

            (iii) The obligations of the holders of Junior Claims under these subordination provisions shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Claim, or any other payment to any holder of any Senior Claim in its capacity as such, is rescinded or must otherwise be restored or returned by the holder of such Senior Claim upon the occurrence of any Proceeding, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as though such payment had not been made.

      (g) Company's Obligations Absolute. Nothing contained herein shall impair, as between the Company and the holder of any Junior Claim, the obligation of the Company to pay to the holder thereof all amounts payable in respect of such Junior Claim as and when the same shall become due and payable in accordance with the terms thereof, subject to the rights of the holders of the Senior Claims as set forth in these subordination provisions to receive cash, securities or other property otherwise payable or deliverable to the holders of the Junior Claims.

      (h) Subrogation. No Holder of any Junior Claim shall have any subrogation or other rights as the holder of a Senior Claim, and each holder of any Junior Claim hereby waives all such rights of subrogation and all rights of reimbursement or indemnity whatsoever and all rights of recourse to any security for any Senior Claim, until such time as all the Senior Claims shall be Indefeasibly Paid or such payment shall have been provided for in a manner satisfactory to the holders of the Senior Claims and all of the obligations of the Company under the Senior Claims and the Senior Documents shall have been duly performed. From and after the time at which all Senior Claims have been Indefeasibly Paid or such payment shall have been provided for in a manner satisfactory to all of the holders of the Senior Claims, the holders of the Junior Claims shall be subrogated to all rights of any holders of Senior Claims to receive any further payments or distributions applicable to the Senior Claims until the Junior Claims shall have been Indefeasibly Paid or such payment shall have been provided for in a manner satisfactory to the holders of the Junior Claims, and for the purposes of such subrogation, no payment or distribution received by the holders of the Senior Claims of cash, securities or other property to which the holders of the Junior Claims would have been entitled except for these subordination provisions shall, as between the Company and its creditors other than the holders of the Senior Claims, on the one hand, and the holders of the Junior Claims, on the other, be deemed to be a payment or distribution by the Company to or on account of the Senior Claims.

      (i) No Acceleration. Except in circumstances when the provisions of
Section 7(d) are applicable, no Junior Claim shall be declared due and payable as a result of the occurrence of any one or more defaults hereunder without the prior written consent of a majority in principal amount of the Senior Claims.

       (j) Limitation on Actions. Each holder of any Junior Claim (or any instruments evidencing the same) by acceptance thereof agrees and undertakes, to the fullest extent permitted by applicable law, that:

             (i) Such holder will not take, obtain or hold (or permit anyone acting on its behalf to take, obtain or hold) any assets of the Company, whether as a result of any administrative, legal or equitable action, or otherwise, in violation of the provisions of these subordination provisions.

             (ii) Without the prior written consent of a majority in principal amount of the Senior Claims, such holder will not commence, prosecute or participate in any administrative, legal or equitable action against the Company relating to any Junior Claims, including, without limitation, any Proceeding.

             (iii) If such holder, in violation of the provisions herein set forth, shall commence, prosecute or participate in any suit, action, case or Proceeding against the Company, the Company may interpose as a defense or plea the provisions set forth herein, and any holder of any Senior Claim may intervene and interpose such defense or plea in its own name or in the name of the Company, and shall, in any event, be entitled to restrain the enforcement of the payment provisions of the Junior Claims in its own name or in the name of the Company, as the case may be, in the same suit, action, case or Proceeding or in any independent suit, action, case or Proceeding.

             (iv) Such holder will not take, obtain or hold (or permit anyone acting on its behalf to take, obtain or hold), or otherwise cause the Company or any other person to suffer to exist, (A) any lien upon any asset of the Company or of such other person in respect of any Junior Claim or (B) any guaranty in respect of any Junior Claim (in the case of such other person).

       (k) Other Provisions Subject Hereto. Notwithstanding anything contained in this Note to the contrary, all terms of this Note are subject to the terms of this Section 7. The terms of this Section 7 shall continue to be effective and shall be reinstated, as the case may be, if at any time any payment in respect of Senior Claims is rescinded or must otherwise be returned on the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

     (l) Further Assurances. The holders of the Junior Claims and the Company at their own expense and at any time from time to time, upon the written request of the holders of any Senior Claims or their representative will promptly and duly execute and deliver such further instruments and documents and take such further actions as such holders of Senior Claims or their representative reasonably may request for the purposes of obtaining or preserving the full benefits hereof and of the rights and powers herein granted.

      (m) Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Section 7 are coupled with an interest and are irrevocable until the Senior Claims shall have been Indefeasibly Paid.

 8. Redemption.

      (a) Redemption upon a Change of Control.

      Subject to Section 7 and if no Senior Default or Senior Event of Default has occurred and is continuing, upon the occurrence of a Change of Control, the Company shall, on date of the closing of such Change of Control (the "Change of Control Date"), if so requested in writing by the holders of the majority in principal amount of the Notes then outstanding, redeem all or a portion of the Notes (subject to Section 8(c) below) at a redemption price equal to the outstanding principal amount of the Notes, together with all accrued and outstanding interest through and including the Change of Control Date, provided, however, that the acquiror or successor of the Company upon a Change of Control may assume the Company's obligations under this Note to the Holders with the consent of Holders representing a majority of the aggregate principal amount of the Notes outstanding on the Change of Control Date; provided further that the failure to redeem in accordance with this Section 8 shall not constitute an Event of Default hereunder if any of the Senior Notes are then outstanding.

      (b) Optional Redemption.

      Subject to Section 7 and Section 8(c) below the Notes shall be redeemable in whole or in part at the option of the Company at any time after May __, 2003 at a redemption price equal to the outstanding principal amount of the Notes, together with all accrued and outstanding interest through and including the date fixed for redemption (the "Redemption Date").

      (c) Selection of Notes to be Redeemed.

      In every case of redemption under this Section 8 of less than the entire principal amount of Notes then outstanding, the Notes or portions thereof to be redeemed shall be selected pro rata among the outstanding Notes or by such other manner as the Board of Directors of the Company shall deem fair and appropriate. Upon the presentation of any Note redeemed in part only, the Company shall execute and deliver to the Holder thereof, at the expense of the Company, a new
Note in the aggregate principal amount equal to the unredeemed portion of the Note so presented.

       (d) Notice.

            (i) At least four (4) days but not more than thirty (30) days before a Change of Control Date or Redemption Date, as applicable, the Company shall mail a notice of redemption to the Holder. The notice shall state the Redemption Date or Change of Control Date: (A) the redemption price;
      (B) if this Note is being redeemed in part, the portion of the principal amount of the Note to be redeemed and that, upon surrender of the Note, a new Note in the principal amount equal to the unredeemed amount shall be issued; (C) that the Notes called for redemption must be surrendered to the Company to collect the redemption price; and (D) that interest on the Notes called for redemption cease to accrue on and after the Redemption Date or Change of Control Date.

            (ii) Once the notice of redemption is mailed, the Note shall become due and payable at the redemption price on the Redemption Date or Change of Control Date.

9.   Events of Default and Remedies.

     (a)  An "Event of Default" shall be deemed to occur under the Notes if:

           (i) the Company defaults in the payment of interest on any Note when the same becomes due and payable and the default continues for a period of thirty (30) days;

            (ii) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at maturity, upon redemption or otherwise; or

            (iii) the Company fails to comply with any of its other agreements contained in the Notes and the default continues for a period of thirty
     (30) days and after the notice of such failure from any Holder.

     (b) Acceleration. Subject to the provisions of Section 7 hereof, if an Event of Default occurs and is continuing, the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (an "Acceleration Notice"), may declare all unpaid principal of and accrued interest on the Notes to be due and payable as specified below. Upon the giving of an Acceleration Notice, such principal and accrued interest shall be due and payable five Business Days after receipt by the Company of such Acceleration Notice, unless all Events of Default specified in the respective Acceleration Notice (other than any Event of Default in respect of non-payment of principal) have been cured. The Holders of at least a majority in principal amount of the Notes then outstanding, by written notice to the Company, may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the non-payment of principal of or interest on the Notes which have become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

10.  Modification.

     The terms of the Notes may be amended, supplemented, waived or otherwise modified without the prior written notice of any Holder and with the written consent of the Company and the Holders of a majority in the principal amount of the Notes. However, until all Senior Claims have been Indefeasibly Paid or such payment shall have been provided for in a manner satisfactory to a majority in principal amount of the Senior Claims, without the prior written consent of a majority in principal amount of the Senior Claims, neither the Company nor any holder of a Junior Claim shall, directly or indirectly, agree to amend, supplement, waive or otherwise modify any of the terms of this Note (and no such amendment, supplement, waiver or modification shall be effective against any holder of a Senior Claim).

11. Certain Definitions. As used in this Note, the following terms shall have the following respective meanings:

     "Acceleration Notice" shall have the meaning provided in Section 9(b).

     "Bankruptcy Code" means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors.

         "Change of Control" means a change in ownership or control of the Company after the date hereof effected through the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding equity securities.

         "Change of Control Date" shall have the meaning provided in Section
8(a).

         "Company" shall have the meaning provided in the preamble.

         "Company Notice" shall have the meaning provided in Section 5(b).

         "Default Rate" shall have the meaning provided in Section 1.

         "Due Date" shall have the meaning provided in Section 1.

         "Event of Default" shall have the meaning provided in Section 9.

         "GAAP" shall have the meaning provided in Section 6(b)(i).

         "Holder" shall have the meaning provided in Section 4.

         "Indefeasibly Paid" means, with respect to the making of any payment on or in respect of any Senior Claim, a payment of such Senior Claim in full which is not subject to avoidance under Section 547 of the Bankruptcy Code (which shall, for the purpose hereof, be deemed to be no earlier than 91 days after the payment in cash of all Senior Claims).

         "Interest Payment Date" shall have the meaning provided in Section 1.

         "Junior Claims" means (a) all principal of, and premium, if any, and interest on, the Notes and (b) all other indebtedness, obligations and liabilities of the Company to any holder of a Note, whether now existing or hereafter incurred or created, under or with respect to such Note (including, without limitation, claims for rescission or in the nature of damages arising under or with respect to such Note).

         "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to open.

         "Notes" means this note and each other subordinated note of the Company issued to NOBS Capital Ventures, L.L.C. in connection with the Purchase Agreement.

         "Notice Period" shall have the meaning provided in Section 5(b).

         "Obligation" means all obligations for the payment of principal of and interest on this Note.

         "Permitted Transferee" means Gary Frazier, Danny Darby, any of their respective spouses or lineal ancestors or descendants, or any trust or other entity created and existing solely for the benefit, directly or indirectly, of any such person or persons.

         "Person" means any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or government or agency or political subdivision thereof.

         "Proceeding" means any (a) insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its property or its creditors as such, (b) proceeding for any liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) assignment for the benefit of creditors of the Company or (d) other marshalling of the assets of the Company.

         "Proposed Transferee" shall have the meaning provided in Section 5(b).

         "Proposed Transferor" shall have the meaning provided in Section 5(b).

         "Purchase Agreement" means the Purchase Agreement by and among the Company, Collegiate Funding Services, L.L.C., a Virginia limited liability company, The Frazier Group, Inc., a Virginia corporation, NOBS Capital Ventures, L.L.C., a Virginia limited liability company, Danny Darby and the additional sellers listed on Annex I thereto.

         "Redemption Date" shall have the meaning provided in Section 8(b).

         "Register" shall have the meaning provided in Section 4.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Securities Purchase Agreement" means the Amended and Restated Securities Purchase Agreement, dated as of May ___, 2002, among the Company, CFSL Holdings Corp., Collegiate Funding Services, L.L.C., the purchasers party thereto and TCW/Crescent Mezzanine Management III, L.L.C., as collateral agent for such purchasers.

         "Senior Claims" means the principal of, and premium, if any, and all interest on, all indebtedness, obligations and liabilities of the Company, whether now existing or hereafter incurred or created, except for such indebtedness, obligations or liabilities as shall be expressly designated as ranking pari passu with or junior to Junior Claims. "Senior Claims" shall include all indebtedness, obligations and liabilities of the Company under or with respect to any Senior Document. "Senior Claims" shall not include (i) accounts payable or other similar accrued liabilities in respect of obligations or indebtedness to trade creditors created, assumed or guaranteed by the Company in the ordinary course of business in connection with obtaining property or services, (ii) accrued commissions and (iii) other similar accrued current liabilities in respect of such obligations, in any case, not overdue, arising in the ordinary course of business.

         "Senior Default" means an event which, after notice or lapse of time or both, would become an Event of Default (as defined in the Securities Purchase Agreement).

         "Senior Documents" means (a) the Securities Purchase Agreement, (b) the Senior Notes issued in connection with the Securities Purchase Agreement, (c) the Pledge and Security Agreement (as defined in the Securities Purchase Agreement), (d) the Account Control Agreement (as defined in the Pledge and Security Agreement) and (e) all other instruments, documents and agreements executed with respect to the transactions contemplated by any of the foregoing Senior Documents, in each case, as the same may from time to time be amended, modified or otherwise supplemented.

         "Senior Event of Default" means an Event of Default (as defined in the Securities Purchase Agreement or in any other agreement or instrument under which any Senior Claim is outstanding).

         "Senior Notes" means the promissory notes of the Company outstanding from time to time and issued in connection with the Securities Purchase Agreement.

         "Stated Rate" shall have the meaning provided in Section 1.

         "Subsidiary" means (a) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, a Subsidiary of the Company or the Company and a Subsidiary of the Company or (b) any Person in which the Company, a Subsidiary of the Company or the Company and a Subsidiary of the Company, directly or indirectly, at the date of determination thereof, have at least a majority interest.

12. Non-Waiver.

         No course of dealing between the Company and the Holder of this Note or any delay or failure on the part of the Holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of any Holder hereof, except to the extent expressly waived in writing by the Holder hereof.

13. Loss, Theft, Destruction or Mutilation of Note.

         Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and of indemnity or security reasonably satisfactory to the Company (or, if this Note shall then be held by an insurance company, an indemnity agreement therefrom), and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note, if mutilated, the Company will make and deliver a new Note of like tenor, in lieu of this Note. Any Note made and delivered in accordance with the provisions of this Section 13 shall be dated as of the last date to which interest has been paid on this Note, or if no interest has theretofore been paid on this Note, then dated the date hereof.

14. Governing Law.

         This Note shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by the laws of the State of New York, without reference to principles of conflict of laws thereof (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

15. Successors and Assigns.

         All covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Company and the Holder of this Note shall bind their respective successors and assigns, whether so expressed or not.

16. Headings.

         The headings of the sections and paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

                            [Signature Page follows]

         IN WITNESS WHEREOF, the Company has caused this Note to be signed in its corporate name by a duly authorized officer and to be dated as of the day and year first above written.


                                            CFSL ACQUISITION CORP.

                                            By:  /s/ Bruce J. Rubin
                                            ---------------------------
                                            Name: Bruce J. Rubin
                                            Title: President and CEO


 Acknowledged and Agreed:

 NOBS CAPITAL VENTURES, L.L.C.


By:___________________________

   Name:
   Title:

         IN WITNESS WHEREOF, the Company has caused this Note to be signed in its corporate name by a duly authorized officer and to be dated as of the day and year first above written.


                                                  CFSL ACQUISITION CORP.


                                                  By:___________________________

                                                     Name:
                                                     Title:



Acknowledged and Agreed:

NOBS CAPITAL VENTURES, L.L.C.

 By:/s/ Gary W. Frazier
    ----------------------------
    Name: Gary W. Frazier
    Title: Manager and President







                        [SIGNATURE PAGE TO SELLER NOTE]